Exhibit 10.1

August 29, 2025

Mr. Edward Codispoti

VIA EMAIL: edwardcodispoti@gmail.com

Dear Ed,

On behalf of APEI (or the “Company”), it is my pleasure to offer you the opportunity to join us as APEI’s Executive Vice President and Chief Financial Officer under the terms and subject to the contingencies described below. In this role, you will report directly to me as President and Chief Executive Officer of APEI. We are impressed with your track record as a proven, high-performing leader who delivers measurable results. Collectively, we are confident that you will fit strongly with APEI’s values and culture and will make a major contribution toward our success and results.

Start Date: Your start date (“Start Date”) will be such date as the Company and you mutually agree upon, but no later than October 20, 2025.

Compensation: The key components of your remuneration will be as follows:

•	Your gross annual base salary for this full-time, exempt position will be $530,000 paid in accordance with APEI’s standard payroll practices, prorated based on your Start Date.
•	APEI currently has 26 scheduled pay periods per year, and we pay employees on Fridays on a bi-weekly basis, one week in arrears. All payments made to you as described in this letter will be less all customary and/or required deductions and withholdings.
•	Beginning in 2026, you will be eligible to participate in the Company’s annual short-term incentive plan. Your first-year bonus will be a target of 50% of base salary with a stretch opportunity of an additional 50% of base salary, and subject to achievement of organizational goals, as determined on an annual basis at the discretion of the Management Development and Compensation Committee of the Board of Directors of APEI (“MD&CC”), and in all cases subject to the applicable terms and conditions of the Company’s equity and compensation plans.
•	In connection with your commencement of employment, APEI will offer you a sign-on bonus of $70,000, to be paid on the next regular payroll date following your Start Date. You must repay this sign-on bonus to the Company on demand if within 1 year (12 months) of your Start Date, your employment terminates, unless such termination was by the Company without cause or on account of your death or disability. The sign on bonus payment shall be subject to all applicable deductions and withholdings.
•	In addition, in connection with your commencement of employment, MD&CC will authorize you to receive a time based restricted stock unit grant of shares of the Company's common stock equal to the number of shares determined by dividing $300,000 by the average closing price of APEI common stock for the 60 days ending on the Start Date (the “Grant Effective Date”) as determined by the Company. This sign-on equity award will be granted on the Grant Effective Date and shall vest one-third per year on the anniversary of the Grant Effective Date over a three-year period, subject to your continued service through each applicable vesting date and the terms of the award agreement for the grant. The sign-on equity award will be subject to the Company’s current equity plan and form of award agreement.
•	Beginning in calendar year 2026, subject to MD&CC approval, you will be eligible to participate in the performance portion of the APEI long-term incentive program applicable to Executive Vice Presidents, subject to its terms and conditions. Annual grants are determined each year, typically in late January or early February, by the MD&CC after a comprehensive market review conducted by our outside executive compensation advisor, presently Willis Towers Watson. Your recommended 2026 award target value is expected to be $300,000, all of which will be issued as Performance Stock Units.
•	Beginning in calendar year 2027, subject to MD&CC approval, you will be eligible to participate in the APEI long-term incentive program applicable to Executive Vice Presidents, subject to its terms and conditions. Annual grants are determined each year by the MD&CC after a comprehensive market review conducted by our outside executive compensation advisor, presently Willis Towers Watson. We are committed to offering a competitive long-term incentive program to reward executive and company performance.
•	You will also be eligible for a base pay increase during APEI’s annual compensation process in Q1 2027, subject to MD&CC approval.

All payments made to you as described in this letter will be less all customary and/or required payroll deductions and withholdings.

Company Sponsored Benefits: You will be eligible to participate in the benefit plans and programs the Company makes available to its executive employees. Benefits available include company matched 401K and tuition reimbursement at any of our affiliated education units for you and your dependents. Additionally, you are eligible for paid sick leave and flexible time off without an annual cap. Such benefit plans and programs may be changed, amended, or terminated at any time by the Company.

Work Location: You will be designated as a hybrid remote and on-site employee, and your primary work location will be APEI’s Fort Lauderdale office. You understand that you may, at your option or as requested, periodically travel to work in the Company’s various office locations, including its headquartered location in Charlestown, WV, provided that all such “in office” work will be governed by the Company’s current and applicable policies.

Expenses: APEI will reimburse your reasonable expenses when traveling to and from any of the Company's locations other than your primary office and or any other locations in accordance with APEI’s ordinary policies for reimbursement of expenses for individuals traveling on Company business. You acknowledge that the foregoing reimbursements may constitute taxable income.

At-Will Employment: Please note that the Company is an at-will employer and, therefore, your employment is on an at-will basis, and the Company reserves the option to release you without cause or notice at any time. Likewise, as an “at-will” employee, you have the option to leave the Company without cause or notice at any time.

Documentation: To begin work, you will need to provide unexpired identification documents for completion of your Federal Form I-9. A complete listing of acceptable forms of documentation will be provided to you. Please note that you will not be permitted to work until the documentation is provided.

Executive Severance Plan: Effective on the one-year anniversary of your Start Date, the MD&CC will designate you a participant in the American Public Education, Inc. Executive Severance Plan (“Severance Plan”). A copy of this plan will be provided to you separately.

Ancillary Agreement: You will be subject to the Company's standard Inventions, Non-Solicitation and Non- Disclosure Agreement (“Covenants Agreement”). You must sign and comply with this document as a condition of employment.

Representation as to Restrictions: By signing this offer, you represent that you are not party to any agreement with a third-party preventing you from accepting this offer of employment or performing your employment obligations with APEI, and you will respect any and all valid obligations which you may have relating to restrictive covenants, confidentiality or proprietary information.

Choice of Law: This Agreement and all matters arising out of or relating to this Agreement, including any matters arising from the parties’ relationship, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of West Virginia, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of West Virginia.

Mandatory Choice of Forum: Each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement, or otherwise relating to the relationship between the parties and all contemplated transactions, in any forum other than the United States District Court for the Northern District of West Virginia or, if such court does not have jurisdiction, the courts of the State of West Virginia sitting in Jefferson County, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the United States District Court for the Northern District of West Virginia or, if such court does not have subject matter jurisdiction, the courts of the State of West Virginia sitting in Jefferson County. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and shall be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

* * * * *

This is an important time in the history of the Company. I look forward to working with you and appreciate your commitment to the APEI mission. Please sign below via Adobe Sign to accept your offer under the terms set forth in this letter. This offer will remain open until close of business on September 5, 2025.

If you have any questions, please contact APEI’s Chief Human Resources Officer, Tanya Axenson, at taxenson@apei.com. We look forward to having you join our APEI team!

Sincerely,

/s/ Angela Selden

Chief Executive Officer

I, Edward Codispoti, accept this position based on the terms stated above.

Agreed and Accepted:	/s/ Edward Codispoti

Date: 9-2-2025